UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	January 14, 2013

Wells Real Estate Fund XI, L.P.
(Exact Name of Registrant as Specified in Charter)

Georgia	000-25731	58-2250094
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 14, 2013, The Wells Fund XI-Fund XII-REIT Joint Venture (the “Joint Venture”), a joint venture partnership between Wells Real Estate Fund XI, L.P. (the “Registrant”), Wells Real Estate Fund XII, L.P. and Piedmont Operating Partnership, LP, executed an agreement to lease approximately 11% of an office building containing approximately 70,200 rentable square feet located in Leawood, Kansas (the "20/20 Building") to Meara Welch Browne, P.C. (the "Tenant"), an unrelated party, for 88 months. The Registrant owns an equity interest of approximately 26.15% in the Joint Venture, which owns 100% of the 20/20 Building.

The commencement date of the aforementioned agreement is the earlier of the date on which (i) the tenant improvements are substantially complete or would have been complete without tenant delay days, (ii) the Tenant accepts possession and occupies the space, or (iii) March 1, 2013. Based on an estimated commencement date of March 1, 2013, following a four-month base rental abatement period, annual base rent of $18.25 per square foot shall be payable through February 28, 2014. The Tenant's annual base rent will increase by 2% annually beginning on March 1, 2014. In addition to monthly base rent, the Tenant is also required to reimburse the Joint Venture for its pro rata share of all operating costs and real estate taxes for the 20/20 Building that exceed base year expenses. In addition, the Tenant is entitled to a landlord-funded tenant allowance of approximately $193,000. In addition, the Tenant may elect to increase its tenant allowance by $24 per rentable square foot. If this election is made, the additional tenant allowance will be reimbursed monthly in the form of additional base rent over the term of the lease. The Tenant has the right to extend the lease term for an additional five-year period at the then fair market rental rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND XI, L.P. (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

By:	WELLS CAPITAL, INC. Corporate General Partner

By:	/s/ Douglas P. Williams Douglas P. Williams Senior Vice President

Date: January 17, 2013